Exhibit 99.1

New York Community Bancorp, Inc. Reports a 26.4% Year-over-Year Increase in 1Q 2009 Operating Earnings(1); Diluted Operating EPS Rose 18.2% to $0.26; Diluted Cash EPS Rose 16.0% to $0.29 (1)(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

1Q 2009 Performance Highlights

  Solid Operating Earnings Growth: Operating earnings rose 26.4% year-over-year, equivalent to an 18.2% increase in diluted operating earnings per share.(1)
  Solid Cash Earnings Growth: Cash earnings rose 22.2% year-over-year, equivalent to a 16.0% increase in diluted cash earnings per share.(2)
  Net Interest Margin Expansion: At 2.89%, our margin was up two basis points linked-quarter and 48 basis points year-over-year.
  Strong Operating Efficiency: At 36.63%, our operating efficiency ratio reflected a year-over-year improvement of 543 basis points.(3)
  Loan Production Continues at Substantial Spreads: Loan originations totaled $666.0 million during the quarter; the average yield on newly originated multi-family and commercial real estate loans was 438 basis points higher than the average five-year Constant Maturity Treasury rate.
  Asset Quality: Non-performing assets represented 0.55% of total assets, while net charge-offs equaled 0.02% of average loans.
  Continued Capital Strength: Excluding accumulated other comprehensive loss, net of tax (“AOCL”) from the respective calculations, the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets improved to 5.99% at March 31, 2009 from 5.94% at December 31, 2008. Including AOCL, the ratio of tangible stockholders’ equity to tangible assets rose to 5.75% from 5.66%.(4)

WESTBURY, N.Y.--(BUSINESS WIRE)--April 29, 2009--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported first quarter 2009 GAAP and operating earnings of $88.7 million, equivalent to diluted GAAP and operating earnings per share of $0.26.(1)

On a GAAP basis, the Company’s first quarter 2009 earnings were up $16.3 million, or 22.5%, from the year-earlier level; on an operating basis, the Company’s first quarter 2009 earnings were up $18.5 million, or 26.4%, year-over-year. At $0.26, the Company’s diluted GAAP and operating earnings per share were $0.04, or 18.2%, higher than the level recorded in the first quarter of 2008.(1)

The Company also reported first quarter 2009 cash earnings of $99.9 million, up $18.2 million, or 22.2%, from the level recorded in the year-earlier three months. The first quarter 2009 amount was equivalent to $0.29 on a diluted per-share basis, signifying a year-over-year increase of $0.04, or 16.0%.(2)

Board of Directors Declares $0.25 per Share Dividend, Payable on May 19th

Commenting on the Company’s first quarter 2009 performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “I am pleased to report that the Company generated solid first quarter earnings, despite the adverse economic conditions that continue to challenge us all. Reflecting year-over-year increases in our margin and net interest income, we reported higher earnings on both a GAAP and operating basis, as well as higher diluted GAAP and operating earnings per share.

“In fact, our GAAP and operating earnings were one and the same in the current first quarter, amounting to $88.7 million, or $0.26 per diluted share. On an operating basis, our earnings were up 26.4% from the year-earlier level, and at $0.26, our diluted earnings per share were up 18.2% year-over-year.

"It is worthy of note that these increases were achieved despite an increase in our FDIC assessment, pension expense, and provision for loan losses, which together totaled $14.5 million, pre-tax. In addition, our effective tax rate rose 242 basis points year-over-year to 33.56% in the quarter, adding $3.2 million to our income tax expense.

“Furthermore, our first quarter cash earnings rose 22.2% year-over-year, to $99.9 million, equivalent to a 16.0% increase in diluted cash earnings per share to $0.29. Reflecting the strength of our first quarter cash earnings, our ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose to 5.99% at March 31st.(2)(4)

“Given our first quarter earnings growth, and our confidence in our ability to generate strong earnings going forward, the Board of Directors last night declared our 21st consecutive quarterly cash dividend of $0.25 per share. The dividend will be paid on May 19th to shareholders of record at May 8th.

Asset Quality Measures Continue to Exceed Industry Averages

“While these continue to be exceedingly difficult times for our region and our nation, we were very pleased with our first quarter performance, and with the continued strength of our balance sheet at March 31st. While non-performing loans rose over the course of the quarter, to $175.3 million, our level of net charge-offs remained modest, at $5.1 million, and our measures of asset quality thereby continued to exceed those of our industry peers.

“The notable difference between the volume of non-performing loans and the volume of charge-offs we record is one of the distinguishing features that make this Company unique. While non-performing loans represented 0.79% of total loans at March 31st, net charge-offs represented a modest 0.02% of average loans in the quarter, consistent with the measure recorded in the trailing three-month period. Similarly, our net charge-offs represented a modest 5.37% of our average loan loss allowance, in contrast to the SNL Bank and Thrift Index measure of 19.23%. (5)

“In view of current economic conditions, we recorded a $6.0 million loan loss provision during the quarter. Reflecting this provision, and the aforementioned net charge-offs, our loan loss allowance rose to $95.3 million at the end of March. In contrast to our industry peers, whose loan loss reserves were approximately five times higher than the volume of net charge-offs recorded, our allowance for loan losses was nearly 19 times higher than the volume of loans we charged off.”

“Although the economic environment will likely remain a challenge in the coming quarters, we are confident in our ability to generate solid earnings in 2009. While prepayment penalty income has declined in concert with the slowdown in refinancing activity, we expect to see continued net interest income growth and margin expansion, as our spreads continue to widen and our funding costs continue to decline,” Mr. Ficalora said.

Balance Sheet Summary at March 31, 2009

Assets totaled $32.4 billion at March 31, 2009, a $64.4 million reduction from the balance recorded at December 31, 2008.

Loans

Loans represented $22.3 billion, or 68.8%, of total assets at the close of the first quarter, and were up $101.2 million from the balance recorded at December 31, 2008. Multi-family loans represented $15.9 billion, or 71.1%, of total loans outstanding, and were up $130.6 million from the balance at year-end 2008. Commercial real estate (“CRE”) loans represented $4.6 billion, or 20.7%, of total loans at the close of the first quarter, signifying a $54.9 million increase from the year-end 2008 amount.

At March 31st, the average multi-family loan had a principal balance of $3.9 million; the average CRE loan had a principal balance of $2.5 million at the same date. The multi-family and CRE loan portfolios had average loan-to-value ratios (“LTVs”) of 61.0% and 54.7%, respectively, at the close of the quarter, and expected weighted average lives of 3.7 and 3.4 years, respectively.

Also included in total loans at the close of the quarter were one- to four-family loans of $256.4 million; acquisition, development, and construction (“ADC”) loans of $722.9 million; and other loans, primarily consisting of commercial and industrial (“C&I”) loans, of $852.0 million. The respective balances were down $9.9 million, $53.7 million, and $20.7 million, from the balances recorded at December 31, 2008. The Company has been strategically reducing these segments of its loan portfolio.

The increase in the loan portfolio was the net effect of originations totaling $666.0 million and repayments totaling $564.8 million. Multi-family and CRE loans represented $317.8 million and $135.3 million of the first quarter’s loan production, as compared to $854.4 million and $328.9 million in the fourth quarter of 2008.

The linked-quarter decline in multi-family and CRE loan originations was largely due to the significant volume of loans that were closed in the trailing quarter, several of which had been expected to close in the first three months of this year. The reductions in ADC and other loans were consistent with the Company’s actions in recent quarters and reflect the vulnerability of such loans during a period of economic uncertainty.

At the present time, the Company has a pipeline of approximately $851 million, including approximately $478 million of multi-family loans.

Asset Quality

In the three months ended March 31, 2009 and December 31, 2008, the Company recorded net charge-offs of $5.1 million and $3.4 million, both representing 0.02% of average loans at the respective dates. The first quarter 2009 amount consisted primarily of ADC and C&I loans.

Non-performing assets totaled $176.8 million at March 31, 2009 and $114.8 million at the end of December, representing 0.55% and 0.35% of total assets, respectively. The three-month increase was the result of a $61.6 million increase in non-performing loans to $175.3 million and a $360,000 increase in other real estate owned to $1.5 million.

Historically, there has been a significant difference between the volume of loans that are classified by the Company as non-performing and the volume of loans that the Company has charged off. Among the factors that have contributed to this difference are the Company’s underwriting policies, and the active involvement of those directors who serve on the Board's Mortgage and Credit Committees in the loan review process, together with executive officers.

In view of the current economic environment, the Company recorded a loan loss provision of $6.0 million in the first quarter of 2009, as compared to $5.6 million in the fourth quarter of 2008. Reflecting the loan loss provision and the net charge-offs recorded in the first quarter, the allowance for loan losses rose from $94.4 million at the end of December to $95.3 million at the end of March.

Securities

The securities portfolio declined from $5.9 billion at the end of December to $5.8 billion, representing 17.8% of total assets, at March 31, 2009. Government-sponsored enterprise (“GSE”) securities represented approximately 90% of the securities portfolio at that date.

The three-month reduction in the securities portfolio was attributable to a $107.3 million decline in securities held to maturity and a $39.7 million decline in securities available for sale. At $4.8 billion, held-to-maturity securities represented 83.1% of the total portfolio, while available-for-sale securities represented the remaining $970.8 million, or 16.9%, at March 31, 2009.

Reflecting the changes in market interest rates and spreads over the quarter, the after-tax net unrealized loss on available-for-sale securities declined by $7.9 million, or 24.2%, to $24.6 million at March 31, 2009.

Funding Sources

In addition to the cash flows generated through loan and securities repayments, the Company’s funding primarily stems from deposits and borrowed funds. Depending on the availability and attractiveness of wholesale funding sources, the Company has typically refrained from pricing its retail deposits at the higher end of the market in order to contain its funding costs. While the Company has the capacity to increase deposits through its extensive branch network, it opted to utilize wholesale borrowings to enhance its liquidity during a quarter when such funding was more attractively priced.

At March 31, 2009, deposits totaled $14.1 billion, a $199.7 million reduction from the balance recorded at December 31, 2008. While savings accounts rose $1.6 million to $2.6 billion and non-interest-bearing accounts rose $20.8 million to $1.1 billion, these increases were offset by a $203.7 million decline in NOW and money market accounts to $3.6 billion and by an $18.5 million decline in certificates of deposit (“CDs”) to $6.8 billion.

Borrowed funds totaled $13.7 billion at the close of the first quarter, a $209.8 million increase from the year-end 2008 amount. The increase was largely attributable to a $209.9 million rise in wholesale borrowings to $12.6 billion, as the Company utilized lower-cost Federal Home Loan Bank of New York (“FHLB-NY”) advances to pay down a portion of its brokered CDs and money market accounts. As a result, wholesale borrowings represented 38.7% of total assets at the close of the quarter, as compared to 38.0% at year-end 2008.

Stockholders’ Equity

Stockholders’ equity rose $16.6 million from the balance recorded at the end of December to $4.2 billion at March 31, 2009. The latter balance was equivalent to 13.07% of total assets and a book value of $12.30 per share. By comparison, the December 31, 2008 balance was equivalent to 13.00% of total assets and a book value of $12.25 per share. The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At March 31, 2009 and December 31, 2008, the Company’s book value per share was calculated on the basis of 344,398,362 and 344,353,808 shares, respectively.

At March 31, 2009, tangible stockholders’ equity totaled $1.7 billion, up $22.3 million from the balance at December 31, 2008. The March 31, 2009 amount was equivalent to 5.75% of tangible assets, representing a nine-basis point improvement from the measure recorded at December 31, 2008. Excluding AOCL from the calculation, the Company’s adjusted tangible stockholders’ equity represented 5.99% of tangible assets at the close of the first quarter, up from 5.94% of tangible assets at December 31, 2008. The three-month improvement in tangible stockholders’ equity reflects the contribution to capital of the Company’s cash earnings and a $9.2 million reduction in AOCL. (4)

The Company’s subsidiary banks also reported solid levels of capital at the close of the first quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At March 31, 2009, New York Community Bank had a leverage capital ratio of 7.11%, exceeding the minimum required for “well capitalized” classification by 211 basis points. At the same time, New York Commercial Bank had a leverage capital ratio of 11.28%, exceeding the minimum required for such classification by 628 basis points.

Earnings Summary for the Three Months Ended March 31, 2009

The Company generated GAAP earnings of $88.7 million in the current first quarter, as compared to $72.4 million in the three months ended March 31, 2008. Included in the first quarter 2008 amount were a $1.6 million gain stemming from the Company’s membership interest in Visa Inc. (the “Visa-related gain”) and a $926,000 gain on the repurchase of certain debt. Together, these gains were equivalent to $2.2 million after-tax.

Excluding these items, the Company reported first quarter 2008 operating earnings of $70.2 million, or $0.22 per diluted share. In the first quarter of 2009, the Company’s operating earnings and diluted operating earnings per share were equivalent to its GAAP earnings of $88.7 million, or $0.26 per diluted share. (1)

Net Interest Income

In the first quarter of 2009, net interest income totaled $206.9 million, representing a $45.5 million, or 28.2%, increase from the year-earlier amount. The increase was driven by a marked reduction in the average costs of borrowed funds and interest-bearing deposits, and by the substantial growth of the Company’s loan portfolio during this time.

While the average balance of interest-earning assets rose $1.6 billion year-over-year to $28.3 billion, the benefit was tempered by a 38-basis point decline in the average yield, to 5.66%. As a result, the interest income produced by interest-earning assets in the current first quarter, $400.1 million, was down $2.2 million from the interest income produced in the first quarter of 2008. The latter decline was exceeded by a $47.7 million reduction in interest expense to $193.2 million, thus resulting in the year-over-year improvement in net interest income.

Loans generated $321.7 million of first quarter 2009 interest income, up $8.7 million from the year-earlier amount. The increase was the net effect of a $1.9 billion rise in the average balance to $22.1 billion and a 36-basis point reduction in the average yield to 5.83%. The reduction in the average yield was partially due to a $9.1 million decline in prepayment penalty income on multi-family and CRE loans to $1.2 million, as economic uncertainty discouraged many borrowers from refinancing their loans.

Meanwhile, the interest income produced by securities fell $8.6 million to $78.4 million, as a $64.0 million increase in the average balance of such assets to $6.2 billion was offset by a 61-basis point reduction in the average yield to 5.07%. In the first quarter of 2009, the Company reinvested the substantial cash flows from accelerated repayments that were received toward the end of the trailing quarter into securities that featured lower yields.

Largely reflecting the Company’s focus on lending over the past four quarters, the average balance of money market investments fell to $11.3 million in the current first quarter from $293.2 million in the first quarter of 2008. As a result, the interest income produced by such assets declined to $6,000 from $2.4 million during this time.

Interest expense declined by $47.7 million, or 19.8%, from the year-earlier level to $193.2 million in the first quarter of 2009. While the average balance of interest-bearing liabilities rose $1.8 billion year-over-year to $26.8 billion, the average cost of such funds fell 93 basis points to 2.92%. Borrowed funds accounted for $128.7 million of interest expense in the current first quarter, a $15.4 million reduction from the year-earlier amount. While the average balance of such funds rose $1.2 billion year-over-year to $14.0 billion, the impact was offset by a 78-basis point decline in the average cost to 3.71%. Similarly, interest-bearing deposits accounted for $64.5 million of the interest expense produced in the current first quarter, a $32.2 million reduction from the year-earlier amount. While the average balance of such funds rose $582,000 year-over-year to $12.8 billion, the average cost fell 113 basis points during this time, to 2.05%. The reduction in funding costs not only reflects the decline in the federal funds rate over the past four quarters, but also the Company’s strategic replacement of higher-cost retail and wholesale deposits with lower-cost retail deposits and wholesale borrowings.

NOW and money market accounts generated interest expense of $7.6 million in the current first quarter, a year-over-year reduction of $6.6 million. Although the balance of NOW and money market accounts rose $1.0 billion year-over-year, to $3.7 billion, the cost of such funds fell 133 basis points, to 0.84%. In addition, the interest expense produced by CDs fell $23.9 million year-over-year to $52.7 million, as the average balance of such funds declined $580.1 million to $6.4 billion and the average cost of such funds fell 106 basis points. With $6.0 billion of CDs with an average interest rate of 2.80% scheduled to mature in the next four quarters, the Company expects to see a further decline in the cost of such funds in the next twelve months.

The same factors that contributed to the year-over-year increase in first quarter 2009 net interest income contributed to the expansion of the Company’s interest rate spread and net interest margin during this time. At 2.74%, the Company’s spread was 55 basis points wider than the year-earlier measure; at 2.89%, its margin was up 48 basis points year-over-year. Prepayment penalty income contributed one basis point to the current first quarter margin, as compared to 15 basis points in the first quarter of 2008.

Provision for Loan Losses

The provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance. This assessment is made periodically and considers several factors, including the current and historical performance of the loan portfolio and its inherent risk characteristics; the level of non-performing loans and charge-offs; local economic conditions; the direction of real estate values; and current trends in regulatory supervision.

The Company recorded a loan loss provision of $6.0 million in the current first quarter; no loan loss provision was recorded in the first quarter of 2008. Reflecting the current first quarter provision and net charge-offs of $5.1 million, the allowance for loan losses rose to $95.3 million at March 31, 2009 from $94.4 million at December 31, 2008. For additional information about the provision for loan losses and the loan loss allowance, please see the discussion of Asset Quality earlier in this release.

Non-interest Income

The Company has three primary components of non-interest income: fee income, income from Bank-owned Life Insurance (“BOLI”), and other income, primarily consisting of revenues from the sale of third-party investment products and revenues from the Company’s investment subsidiary, Peter B. Cannell & Co., Inc. (“PBC”). Together, these three ongoing revenue sources totaled $22.2 million in the current first quarter, as compared to $27.6 million in the year-earlier three months.

The year-over-year reduction was primarily due to a $4.2 million decline in other income to $6.0 million, including a $1.5 million reduction in revenues from PBC. In addition, the Company recorded a $1.6 million Visa-related gain in the year-earlier first quarter, and no such gain was recorded in the first quarter of 2009. Fee income also fell year-over-year, to $9.3 million from $10.6 million, more than offsetting a modest rise in BOLI income to $6.8 million.

In addition to these three ongoing components of non-interest income, the Company recorded a $926,000 gain on debt repurchase in the first quarter of 2008. As a result, the Company recorded total non-interest income of $28.5 million during that period.

Non-interest Expense

Non-interest expense totaled $89.6 million in the current first quarter, up $4.7 million year-over-year. Included in the first quarter 2009 amount was compensation and benefits expense of $42.4 million, representing a year-over-year reduction of $644,000. The year-over-year reduction reflects the benefit of certain cost control initiatives that were taken, and that offset the impact of additional pension expense, normal salary increases, and expenses relating to incentive stock awards. Occupancy and equipment expense rose $1.0 million year-over-year, to $18.7 million, while general and administrative (“G&A”) expense rose $4.7 million to $22.8 million. The latter increase was attributable to the expected rise in FDIC insurance premiums.

Income Tax Expense

The Company recorded income tax expense of $44.8 million in the current first quarter, up $12.1 million from the level recorded in the year-earlier three months. The year-over-year rise in income tax expense was the result of a $28.4 million increase in pre-tax income to $133.5 million and an increase in the effective tax rate to 33.56% from 31.14%.

About New York Community Bancorp, Inc.

With assets of $32.4 billion at March 31, 2009, New York Community Bancorp, Inc. is the 24th largest bank holding company in the nation and a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, the nation’s second largest thrift, with 178 branches serving customers throughout Metro New York and New Jersey; and New York Commercial Bank, with 37 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of accretive acquisitions, the Community Bank operates through five local divisions: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn, and Garden State Community Bank in New Jersey. Similarly, the Commercial Bank operates 18 of its branches under the name Atlantic Bank. Information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

The Company will host a conference call on April 29, 2009 at 9:30 a.m. (ET) to discuss its first quarter 2009 performance and strategies. The conference call may be accessed by dialing 800-895-1085 (for domestic calls) or 785-424-1055 (for international calls) and providing the following access code: 7NYCB. A replay will be available approximately two hours following completion of the call through midnight on May 4th, and may be accessed by calling 800-283-4605 (domestic) or 402-220-0874 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on May 27, 2009.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base or in the financial or operating performances of our customers’ businesses; changes in the demand for our deposit, loan, and investment products and other financial services in the markets we serve; changes in deposit flows and wholesale borrowing facilities; changes in our credit ratings or in our ability to access the capital markets; changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; our ability to retain key members of management; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, taxation, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board of Governors; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we target for acquisition; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

In addition, it should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$167,281	$203,216
Securities available for sale:
Mortgage-related	814,112	833,684
Other	156,680	176,818
Total available-for-sale securities	970,792	1,010,502
Securities held to maturity:
Mortgage-related	3,017,364	3,164,856
Other	1,766,344	1,726,135
Total held-to-maturity securities	4,783,708	4,890,991
Total securities	5,754,500	5,901,493
Mortgage loans:
Multi-family	15,856,272	15,725,654
Commercial real estate	4,605,878	4,551,025
Acquisition, development, and construction	722,894	776,559
1-4 family	256,358	266,307
Total mortgage loans	21,441,402	21,319,545
Other loans	852,011	872,667
Total loans	22,293,413	22,192,212
Less: Allowance for loan losses	(95,302)	(94,368)
Loans, net	22,198,111	22,097,844
Federal Home Loan Bank of New York stock, at cost	416,724	400,979
Premises and equipment, net	213,395	217,762
Goodwill	2,436,401	2,436,401
Core deposit intangibles, net	82,093	87,780
Other assets	1,134,047	1,121,431
Total assets	$32,402,552	$32,466,906

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$3,615,300	$3,818,952
Savings accounts	2,630,724	2,629,168
Certificates of deposit	6,778,509	6,796,971
Non-interest-bearing accounts	1,068,210	1,047,363
Total deposits	14,092,743	14,292,454
Borrowed funds:
Wholesale borrowings	12,552,946	12,343,064
Junior subordinated debentures	484,102	484,216
Other borrowings	669,459	669,430
Total borrowed funds	13,706,507	13,496,710
Mortgagors’ escrow	159,521	83,194
Other liabilities	207,895	375,302
Total liabilities	28,166,666	28,247,660
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 344,985,111 shares issued; 344,946,651 and 344,985,111 shares outstanding at the respective dates)	3,450	3,450
Paid-in capital in excess of par	4,186,602	4,181,599
Retained earnings	126,121	123,511
Treasury stock (38,460 and 0 shares at the respective dates)	(467)	--
Unallocated common stock held by ESOP	(1,734)	(1,995)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on available-for-sale securities, net of tax	(24,633)	(32,506)
Net unrealized loss on securities transferred from available for sale to held to maturity, net of tax	(4,549)	(4,706)
Net unrealized loss on pension and post-retirement obligations, net of tax	(48,904)	(50,107)
Total accumulated other comprehensive loss, net of tax	(78,086)	(87,319)
Total stockholders’ equity	4,235,886	4,219,246
Total liabilities and stockholders’ equity	$32,402,552	$32,466,906

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Interest Income:
Mortgage and other loans	$321,717	$320,127	$312,988
Securities	78,383	90,921	86,974
Money market investments	6	58	2,362
Total interest income	400,106	411,106	402,324

Interest Expense:
NOW and money market accounts	7,563	13,941	14,168
Savings accounts	4,181	4,466	5,979
Certificates of deposit	52,723	61,968	76,574
Borrowed funds	128,689	129,099	144,118
Mortgagors’ escrow	35	25	26
Total interest expense	193,191	209,499	240,865
Net interest income	206,915	201,607	161,459
Provision for loan losses	6,000	5,600	--
Net interest income after
provision for loan losses	200,915	196,007	161,459

Non-interest Income:
Fee income	9,291	9,995	10,584
Bank-owned life insurance	6,840	7,744	6,745
Net gain on sale of securities	--	5	--
Loss on other-than-temporary
impairment of securities	--	(10,562)	--
Gain on debt repurchase	--	16,036	926
Other	6,045	5,805	10,242
Total non-interest income	22,176	29,023	28,497

Non-interest Expense:
Operating expenses:
Compensation and benefits	42,422	40,795	43,066
Occupancy and equipment	18,736	18,147	17,710
General and administrative	22,753	21,980	18,042
Total operating expenses	83,911	80,922	78,818
Amortization of core deposit
intangibles	5,687	5,733	6,032
Total non-interest expense	89,598	86,655	84,850
Income before income taxes	133,493	138,375	105,106
Income tax expense	44,804	36,143	32,735
Net Income	$ 88,689	$102,232	$ 72,371

Basic earnings per share	$0.26	$0.30	$0.22
Diluted earnings per share	$0.26	$0.30	$0.22

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATION OF GAAP AND OPERATING EARNINGS (unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008 follow:

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share data)	2009	2008	2008
GAAP Earnings	$88,689	$102,232	$72,371
Adjustments to GAAP earnings:
Loss on other-than-temporary impairment of securities	--	10,562	--
Visa-related gain	--	--	(1,647)
Gain on debt repurchase	--	(16,036)	(926)
Income tax effect	--	(4,316)	371
Operating earnings	$88,689	$ 92,442	$70,169

Diluted GAAP Earnings per Share	$0.26	$ 0.30	$0.22
Adjustments to diluted GAAP earnings per share:
Loss on other-than-temporary impairment of securities	--	0.02	--
Visa-related gain	--	--	--
Gain on debt repurchase	--	(0.05)	--
Diluted operating earnings per share	$0.26	$ 0.27	$0.22

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

While cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that this measure is important because of its contribution to tangible stockholders’ equity. (Please see the discussion and reconciliation of stockholders’ equity and tangible stockholders’ equity on page 13 of this release.) The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income but added back to tangible stockholders’ equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders’ equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and cash earnings for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008 follow:

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share data)	2009	2008	2008
GAAP Earnings	$88,689	$102,232	$72,371
Additional contributions to tangible stockholders’ equity:
Amortization and appreciation of shares held in stock-related benefit plans	3,484	3,236	3,138
Associated tax effects	1,887	(2,071)	277
Dividends on unallocated ESOP shares	158	245	244
Amortization of core deposit intangibles	5,687	5,733	6,032
Loss on other-than-temporary impairment of securities	--	6,246	--
Visa-related gain	--	--	(325)
Total additional contributions to tangible stockholders’ equity	11,216	13,389	9,366
Cash earnings	$99,905	$115,621	$81,737

Diluted GAAP Earnings per Share	$0.26	$ 0.30	$0.22
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01
Associated tax effects	--	(0.01)	--
Dividends on unallocated ESOP shares	--	--	--
Amortization of core deposit intangibles	0.02	0.02	0.02
Loss on other-than-temporary impairment of securities	--	0.02	--
Visa-related gain	--	--	--
Total additional contributions to diluted GAAP earnings per share	0.03	0.04	0.03
Diluted cash earnings per share	$0.29	$ 0.34	$0.25

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY, TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES (unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders’ equity by subtracting from stockholders’ equity the sum of its goodwill and core deposit intangibles (“CDI”) and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders’ equity to tangible assets, the Company divides its tangible stockholders’ equity by its tangible assets, both of which include the accumulated other comprehensive loss, net of tax (“AOCL”). The AOCL consists of after-tax net unrealized losses on securities and pension and post-retirement obligations, and is recorded in the Company’s Consolidated Statements of Condition. The Company also calculates its ratio of tangible stockholders’ equity to tangible assets excluding the AOCL, as its components are impacted by changes in market conditions, including interest rates, which fluctuate. This ratio is referred to as the ratio of “adjusted tangible stockholders’ equity to adjusted tangible assets.” The Company calculates tangible book value per share by dividing its tangible stockholders’ equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders’ equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders’ equity, respectively. Average tangible stockholders’ equity is calculated by subtracting average goodwill and average CDI from average stockholders’ equity.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related capital measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names. Reconciliations of the Company’s stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008 follow:
	At or for the
	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
(in thousands)
Total Stockholders’ Equity	$ 4,235,886	$ 4,219,246	$ 4,158,173
Less: Goodwill	(2,436,401)	(2,436,401)	(2,436,933)
Core deposit intangibles	(82,093)	(87,780)	(105,091)
Tangible stockholders’ equity	$ 1,717,392	$ 1,695,065	$ 1,616,149

Total Assets	$32,402,552	$32,466,906	$30,910,081
Less: Goodwill	(2,436,401)	(2,436,401)	(2,436,933)
Core deposit intangibles	(82,093)	(87,780)	(105,091)
Tangible assets	$29,884,058	$29,942,725	$28,368,057

Tangible Stockholders’ Equity	$1,717,392	$1,695,065	$1,616,149
Add back: Accumulated other comprehensive loss, net of tax	78,086	87,319	32,766
Adjusted tangible stockholders’ equity	$1,795,478	$1,782,384	$1,648,915

Tangible Assets	$29,884,058	$29,942,725	$28,368,057
Add back: Accumulated other comprehensive loss, net of tax	78,086	87,319	32,766
Adjusted tangible assets	$29,962,144	$30,030,044	$28,400,823

Average Stockholders’ Equity	$ 4,162,211	$ 4,185,087	$ 4,107,436
Less: Average goodwill	(2,436,401)	(2,436,173)	(2,437,301)
Average core deposit intangibles	(85,790)	(91,477)	(109,046)
Average tangible stockholders’ equity	$ 1,640,020	$ 1,657,437	$ 1,561,089

Average Assets	$32,196,921	$32,116,431	$30,660,666
Less: Average goodwill	(2,436,401)	(2,436,173)	(2,437,301)
Average core deposit intangibles	(85,790)	(91,477)	(109,046)
Average tangible assets	$29,674,730	$29,588,781	$28,114,319

Net Income	$88,689	$102,232	$72,371
Add back: Amortization of core deposit intangibles, net of tax	3,469	3,497	3,660
Adjusted net income	$92,158	$105,729	$76,031

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended March 31,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,108,647	$321,717	5.83%	$20,244,263	$312,988	6.19%
Securities	6,189,513	78,383	5.07	6,125,558	86,974	5.68
Money market investments	11,263	6	0.22	293,229	2,362	3.23
Total interest-earning assets	28,309,423	400,106	5.66	26,663,050	402,324	6.04
Non-interest-earning assets	3,887,498	3,997,616
Total assets	$32,196,921	$30,660,666
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,662,920	$7,563	0.84%	$2,616,675	$14,168	2.17%
Savings accounts	2,599,310	4,181	0.65	2,485,517	5,979	0.96
Certificates of deposit	6,390,655	52,723	3.35	6,970,738	76,574	4.41
Mortgagors’ escrow	125,279	35	0.11	122,922	26	0.08
Total interest-bearing deposits	12,778,164	64,502	2.05	12,195,852	96,747	3.18
Borrowed funds	14,041,521	128,689	3.71	12,869,126	144,118	4.49
Total interest-bearing liabilities	26,819,685	193,191	2.92	25,064,978	240,865	3.85
Non-interest-bearing deposits	1,021,458	1,226,621
Other liabilities	193,567	261,631
Total liabilities	28,034,710	26,553,230
Stockholders’ equity	4,162,211	4,107,436
Total liabilities and stockholders’ equity	$32,196,921	$30,660,666
Net interest income/interest rate spread	$206,915	2.74%	$161,459	2.19%
Net interest-earning assets/net interest margin	$1,489,738	2.89%	$1,598,072	2.41%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06	x	1.06	x

Core deposits(1)	$7,283,688	$11,744	0.65%	$6,328,813	$20,147	1.28%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
March 31, 2009	December 31, 2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,108,647	$321,717	5.83%	$21,608,984	$320,127	5.92%
Securities	6,189,513	78,383	5.07	6,547,368	90,921	5.55
Money market investments	11,263	6	0.22	23,687	58	0.97
Total interest-earning assets	28,309,423	400,106	5.66	28,180,039	411,106	5.83
Non-interest-earning assets	3,887,498	3,936,392
Total assets	$32,196,921	$32,116,431
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,662,920	$7,563	0.84%	$3,751,383	$13,941	1.48%
Savings accounts	2,599,310	4,181	0.65	2,638,730	4,466	0.67
Certificates of deposit	6,390,655	52,723	3.35	6,931,005	61,968	3.56
Mortgagors’ escrow	125,279	35	0.11	182,571	25	0.05
Total interest-bearing deposits	12,778,164	64,502	2.05	13,503,689	80,400	2.37
Borrowed funds	14,041,521	128,689	3.71	13,163,191	129,099	3.90
Total interest-bearing liabilities	26,819,685	193,191	2.92	26,666,880	209,499	3.13
Non-interest-bearing deposits	1,021,458	1,062,786
Other liabilities	193,567	201,678
Total liabilities	28,034,710	27,931,344
Stockholders’ equity	4,162,211	4,185,087
Total liabilities and stockholders’ equity	$32,196,921	$32,116,431
Net interest income/interest rate spread	$206,915	2.74%	$201,607	2.70%
Net interest-earning assets/net interest margin	$1,489,738	2.89%	$1,513,159	2.87%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06	x	1.06	x

Core deposits(1)	$7,283,688	$11,744	0.65%	$7,452,899	$18,407	0.98%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
GAAP EARNINGS DATA:
Net income	$88,689	$102,232	$72,371
Basic earnings per share	0.26	0.30	0.22
Diluted earnings per share	0.26	0.30	0.22
Return on average assets	1.10%	1.27%	0.94%
Return on average tangible assets(1)	1.24	1.43	1.08
Return on average stockholders’ equity	8.52	9.77	7.05
Return on average tangible stockholders’ equity(1)	22.48	25.52	19.48
Efficiency ratio(2)	36.63	35.09	41.49
Operating expenses to average assets	1.04	1.01	1.03
Interest rate spread	2.74	2.70	2.19
Net interest margin	2.89	2.87	2.41
Shares used for basic EPS computation	343,323,162	342,500,098	322,719,037
Shares used for diluted EPS computation	343,401,009	342,653,466	323,988,429

OPERATING EARNINGS DATA: (3)
Operating earnings	$88,689	$92,442	$70,169
Basic operating earnings per share	0.26	0.27	0.22
Diluted operating earnings per share	0.26	0.27	0.22
Return on average assets	1.10%	1.15%	0.92%
Return on average tangible assets(1)	1.24	1.30	1.05
Return on average stockholders’ equity	8.52	8.84	6.83
Return on average tangible stockholders’ equity(1)	22.48	23.15	18.92
Operating efficiency ratio(2)	36.63	35.94	42.06

CASH EARNINGS DATA: (4)
Cash earnings	$99,905	$115,621	$81,737
Basic cash earnings per share	0.29	0.34	0.25
Diluted cash earnings per share	0.29	0.34	0.25
Return on average assets	1.24%	1.44%	1.07%
Return on average tangible assets(1)	1.35	1.56	1.16
Return on average stockholders’ equity	9.60	11.05	7.96
Return on average tangible stockholders’ equity(1)	24.37	27.90	20.94
Cash efficiency ratio(5)	35.11	32.21	39.95

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related capital measures elsewhere in this release.
(2)

The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings elsewhere in this release.

(3)	Please see the reconciliations of GAAP and operating earnings elsewhere in this release.
(4)	Please see the reconciliations of GAAP and cash earnings elsewhere in this release.
(5)	The Company calculates its cash efficiency ratio by dividing its operating expenses by the sum of its net interest income and non-interest income after excluding the pertinent non-cash items from its operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At March 31,	At December 31,	At March 31,
	2009	2008	2008
BALANCE SHEET DATA:
Book value per share	$12.30	$12.25	$12.83
Tangible book value per share(1)	4.99	4.92	4.99
Stockholders’ equity to total assets	13.07%	13.00%	13.45%
Tangible stockholders’ equity to tangible assets(1)	5.75	5.66	5.70
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax(1)	5.99	5.94	5.78
Shares used for book value and tangible book value per share computations(1)	344,398,362	344,353,808	324,061,691
Total shares issued and outstanding	344,946,651	344,985,111	324,952,866

ASSET QUALITY RATIOS:
Non-performing loans to total loans	0.79%	0.51%	0.11%
Non-performing assets to total assets	0.55	0.35	0.07
Allowance for loan losses to non-performing loans	54.35	83.00	421.66
Allowance for loan losses to total loans	0.43	0.43	0.45
Net charge-offs during the period to average loans outstanding during the period	0.02	0.02	0.00
Net charge-offs during the period to the average allowance for loan losses during the period	5.37	3.65	0.43

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related capital measures elsewhere in this release.

Footnotes to the Text

(1)	Please see the reconciliations of the Company’s GAAP and operating earnings for the three months ended March 31, 2009 and 2008 elsewhere in this release.
(2)	Please see the reconciliations of the Company’s GAAP and cash earnings for the three months ended March 31, 2009 and 2008 elsewhere in this release.
(3)

The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings elsewhere in this release.

(4)

Please see the reconciliations of the Company’s stockholders’ equity and tangible stockholders’ equity, its total assets and tangible assets, and the related capital measures elsewhere in this release.

(5)

The SNL Bank & Thrift Index data referenced in this release is size-weighted and calculated by consolidating the March 31, 2009 data for 270 U.S. banks and thrifts into a single entity on April 28, 2009.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director, Investor Relations